Exhibit 99.1
                                                                    ------------


N E U R O L O G I X


Contact:      Marc Panoff
              Chief Financial Officer
              (201) 592-6451
              marcpanoff@neurologix.net

                  NEUROLOGIX SIGNS STRATEGIC LICENSE AGREEMENT
              FOR COMPONENT OF ITS PARKINSON'S GENE THERAPY PRODUCT


Fort Lee, NJ (August 7, 2006) - Neurologix, Inc. (OTCBB: NRGX), a biotech company committed to developing innovative gene therapies for the brain and central nervous system, announced today that it has entered into a licensing agreement with a subsidiary of Diamyd Medical (SWEDEN OMXS: DIAM B; USA ADR:
DMYDY), a biotechnology company based in Stockholm, Sweden, and Pittsburgh, PA.

Under the terms of the agreement, Neurologix has been granted a license for the use of the glutamic acid decarboxylase (GAD) 65 gene, a component of the core technology "NLX-P101" gene therapy used in its recently completed, landmark Phase I clinical trial. The Company will pay Diamyd a license issue fee of $500,000 and will pay annual maintenance fees beginning in January 2008. Upon commercialization of the Parkinson's product, the Company will also make certain milestone and royalty payments.

"The Company may now go forward with the same product that demonstrated positive results in the Phase I Parkinson's trial," says John E. Mordock, chief executive officer of Neurologix. "This agreement will facilitate the remaining clinical trials, and, upon completion of these trials, the Company will file a new drug application (BLA) for Parkinson's disease with the FDA."

Mr. Mordock added, "Now, we are closer to our goal of creating a safe and effective, single-application treatment for Parkinson's disease, which affects millions of people around the world."

Neurologix's 12-patient, dose-escalating Phase I trial was the world's first study to use a viral vector (the non-pathogenic adeno-associated virus, or AAV) for the treatment of an adult neurodegenerative disease. Trial patients experienced a marked improvement in motor function, as well as a statistically significant improvement in PET scans (a measure of brain metabolism).

Neurologix has an extensive intellectual property portfolio which, in combination with this agreement, now provides both freedom to operate and exclusive protection for its lead NLX-P101 Parkinson's disease gene therapy product. As CEO, Mr. Mordock is leading the Company's efforts to move from the research and development stage toward the regulatory and manufacturing stages and ultimately to commercialization.

The Company's NLX gene therapy platform is designed to become an alternative therapy to current pharmaceutical and surgical treatments for a multitude of neurological disorders.

Further information regarding the agreement is included in the Current Report on Form 8-K filed with the SEC today.


About Neurologix
Neurologix, Inc. is a development-stage company engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease, epilepsy and Huntington's disease. Neurologix's core technology, "NLX," is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.


Cautionary Statement Regarding Forward-looking Statements
This news release includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words "expects," "promises," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

o The Company is still in the development stage and has not generated any revenues. From inception through March 31, 2006, it incurred net losses and negative cash flows from operating activities of approximately $15.6 million and $12.1 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

o In order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company's control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

o The ongoing Phase I clinical trial for treatment of Parkinson's disease using the Company's NLX technology is not complete and the results will require analysis. If the trial proves unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

o There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.